Exhibit 4.269

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 146656 dated January 26, 2017

For Rendering

Data Communication Services for Voice Transmission

This license is granted to

Public Joint Stock Company

Moscow City Telephone Network

Primary State Registration Number of a Legal Entity (Individual Entrepreneur)

(OGRN, OGRNIP)

1027739285265

Taxpayer Identification Number (INN)

7710016640

Location address (place of residence):

25 Bolshaya Ordynka Str., bldg. 1, 119017 Moscow, Russia

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until January 26, 2022

This license is granted by decision of the licensing body - Order dated August 03, 2016 No. 387-рчс

Appendix being an integral part of this license is executed on 2 sheets.

Deputy Head	(signature) O. A. Ivanov

L.S.

Seal: Ministry of Communications and Mass Media of the Russian Federation

Federal Service For Supervision In The Sphere Of Communications, Information Technology And Mass Media

OGRN 1087746736296

CN 083682

Appendix to the license No. 146656**

License Requirements

1.            Public Joint Stock Company Moscow City Telephone Network (licensee) shall observe the term of this license.

Abbreviated name:

MGTS PJSC

OGRN 1027739285265	INN 7710016640

Location address:

25 Bolshaya Ordynka Str., bldg. 1, 119017 Moscow, Russia

2.            The licensee shall commence provision of telecommunications services under this license on or before January 26, 2017.

3.            The licensee shall provide telecommunications services under this license only within the territory of the Moscow Region.

4.           Under this license the licensee shall provide a subscriber and/or user* with:

a)               access to the licensee’s telecommunications network;

b)             connections using the data communication network for voice transmission;

c)              access to telecommunications services for voice transmission provided by other operators, whose data communication networks interoperate with the licensee’s telecommunications network.

5.            The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6.            When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s data communication network to the public telecommunications network, connection to the licensee’s data communication network of other telecommunications networks, recording and transmission of traffic in the licensee’s data communication network, recording and transmission of traffic from (to) telecommunications networks of other operators.

7.            This license has been granted based on the results of consideration of the application for extension of the license No. 125849 dated January 26, 2012, other than by a bidding process (auction, competitive tender). No license requirements are established with respect to fulfillment by the licensee of its obligations assumed as a result of participation in a bidding process (auction, competitive tender) for the relevant license.

8.    When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

9.    The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

10.  The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

11.  The licensee is not a universal service operator. No license requirements are established with respect to provision of universal services in accordance with agreements on provision of universal telecommunications services concluded with the authorized executive authority.

12.     The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to data communication services for voice transmission, and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 125849 dated January 26, 2012.

Total numbered, bound and sealed

3 (three) sheet (sheets)

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

(signature) I. Yu. Zavidnaya

August 10, 2016

Seal: Ministry of Communications and Mass Media of the Russian Federation

Federal Service For Supervision In The Sphere Of Communications, Information Technology And Mass Media

OGRN 1087746736296

164848